CERTIFICATE OF INCORPORATION

FIRST:  The name of this corporation shall be: EASTERN EXPLORATION COMPANY

SECOND:  Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent is The Company Corporation

THIRD:  The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of Delaware.

FOURTH:  The total number of shares of stock, which this corporation is authorized to issue, is Seventy Five Million (75,000,000)shares of common stock $0.0001 par value.

FIFTH:  The name and mailing address of the incorporator is as follows:

The Company Corporation
2711 Centerville Road
Suite 400
Wilmington, DE 19808

SIXTH:  The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH:  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director or directors. Notwithstanding the forgoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) pursuant to 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 26th day of August, 2005 A.D.

The Company Corporation

/s/ Keith R. Jones
Keith R. Jones
Assistant Secretary

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
DELIVERED 10:05 AM 08/26/2005
FILED 08:29 AM 08/26/2005
SRV 050704788 - 4021214 FILE